EXHIBIT 99.1

Contact:	Aaron's, Inc.	SCR Partners
	Sharon J. Lawrence	Jeff Black
	Vice President, Finance	615.760.3679
	678.402.3000	JBlack@scr-ir.com

Aaron's, Inc. Reports First Quarter 2016 Results

•	Total Revenues $854.4 Million, Up 4%

•	Net Earnings $49.7 Million; Diluted EPS $.68

•	Non-GAAP Diluted EPS $.71

•	Progressive Revenues Up 22%

•	Progressive EBITDA Up 23%

ATLANTA, April 29, 2016 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, today announced financial results for the three months ended March 31, 2016.
For the first quarter of 2016, revenues increased 4.0% to $854.4 million compared with $821.8 million for the first quarter of 2015. Net earnings increased .9% to $49.7 million compared with $49.2 million in the prior year period. Diluted earnings per share were $.68 in both periods. Non-GAAP diluted EPS were $.71 compared with $.73 last year.
“First quarter results met our expectations,” said John Robinson, President and Chief Executive Officer of Aaron’s. “We delivered on the Company’s goals for revenues, Adjusted EBITDA and non-GAAP earnings per share. At the same time, we made important progress to grow Progressive, strengthen our balance sheet, sharpen our focus at the core business, and expand our customer base.”
“Progressive had an outstanding quarter with a mid-teens increase in active doors and a 23% gain in EBITDA,” continued Mr. Robinson. “We’re executing well as we gain share in a large addressable market, with investments to grow the segment being offset by positive trends in gross margin, merchandise write-offs and bad debt expense.”

“Our core business was mixed this quarter,” continued Mr. Robinson. “Comps improved year-over-year and on a sequential basis, and same-store customer counts increased versus last year. However, deliveries were softer than expected during the quarter, and lease activity was concentrated around promotional items. Given the leadership changes we made in the quarter, I’m optimistic these trends can improve.”
During the quarter, the Company entered into an agreement to sell the assets of its HomeSmart division. The transaction is scheduled to close in the second quarter of 2016, subject to customary closing conditions.
“We ended the quarter with a strong balance sheet with net debt to capitalization of approximately 21%. Our goal is to increase revenues and invest in future growth while maintaining discipline around profitability. The sale of HomeSmart will enhance our focus on assets with the highest potential for return, and we’ll seek additional ways to optimize cash flow and drive shareholder value as we advance our strategies,” Mr. Robinson concluded.
Financial Summary
Net earnings increased to $49.7 million compared with $49.2 million in the prior year period. Diluted earnings per share were $.68 in both periods. On a non-GAAP basis, net earnings for the first quarter of 2016 were $52.1 million compared with $53.4 million for the same period in 2015, and diluted earnings per share were $.71 compared to $.73 in 2015. The results for the first quarter of 2016 include the effects of a $2.9 million loss before income taxes at our Dent-A-Med ("DAMI") segment, which was acquired in October 2015. The effective tax rate for the quarter was 37.7% compared to 36.7% in the prior year.
Non-GAAP net earnings and diluted earnings per share in 2016 exclude the effects of amortization expense resulting from the 2014 acquisition of Progressive, a gain on the sale of the Company’s headquarters building, charges primarily related to the retirement of our former CFO, and an impairment charge resulting from the expected HomeSmart disposition. In 2015, non-GAAP results exclude the effects of Progressive amortization. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
Adjusted EBITDA for the Company, which excludes the aforementioned special charges and adjustments, was $104.0 million for the three months ended March 31, 2016 compared with $103.7 million for the same period in 2015. Adjusted EBITDA is a non-GAAP measure that is calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets, income taxes and special charges and adjustments.
Core Results
For the first quarter of 2016, overall revenues for the core business decreased 4.8% to $543.0 million from $570.2 million in the first quarter of 2015.  The core business is our traditional lease-to-own store-based business, and represents all of the operations of Aaron’s, Inc., excluding Progressive and DAMI.
Within the core business, revenues of the Aaron's Sales & Lease Ownership division decreased 5.2% in the first quarter of 2016 to $523.7 million compared with $552.5 million in revenues in the first quarter of 2015. This decline was driven by an $11.0 million decrease in store revenues and a $17.3 million decline in non-retail sales.
Revenues for the Company's HomeSmart division were $17.8 million in the first quarter of 2016, a 6.4% increase from $16.8 million in the first quarter of 2015. As a result of the contemplated sale of the HomeSmart assets, during the quarter the Company recognized an impairment charge of $4.6 million.
Adjusted EBITDA for the core business in the first quarter of 2016 was $70.9 million compared with $75.4 million a year ago. As a percentage of revenues, Adjusted EBITDA was 13.1% compared with 13.2% for the same period in 2015. Write offs for damaged, lost or unsaleable merchandise were 3.5% of revenues compared to 3.0% in the year ago period.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 2.1% during the first quarter of 2016 compared with the first quarter of 2015, and customer count on a same store basis was up .4%. Company-operated Aaron's stores had 1,041,000 customers at March 31, 2016, a .5% decline from the end of the first quarter a year ago.
Progressive Results
Progressive's revenues in the first quarter of 2016 increased 21.9% to $306.7 million from $251.6 million in the first quarter of 2015. Invoice volume per active door declined 2.7% as the segment experienced a 14.0% increase in the number of active doors in the quarter to 13,521 up from 11,861 last year. Progressive had 507,000 customers at March 31, 2016, a 12% increase from the first quarter a year ago.

EBITDA for the first quarter of 2016 was $34.8 million compared with $28.3 million in the first quarter of 2015. As a percentage of revenues, EBITDA was 11.3% in both periods. Write offs for damaged, lost or unsaleable merchandise were 6.2% of revenues in the first quarter compared to 6.4% in the same period of 2015.
DAMI Results
Revenues for DAMI, which was acquired by Progressive on October 15, 2015, were $4.8 million in the first quarter of 2016. DAMI's loss before income taxes was $2.9 million and its pre-tax, pre-provision loss was $1.2 million in the same period, in line with our expectations. Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management's provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.
Significant Components of Revenue
Consolidated lease revenues and fees for the first quarter of 2016 increased 6.7% over the prior year period. In addition, franchise royalties and fees decreased 4.2% in the first quarter of 2016 compared to the same period a year ago. The decrease in the Company's franchise royalties and fees are the result of a decrease in revenues of the Company's franchisees, which collectively had revenues of $249.8 million during the first quarter of 2016, a decrease of 4.2% from the same quarter last year. Same store revenues for franchised stores were down .6% and same store customer counts were up 3% for the first quarter of 2016 compared with the same quarter last year. Franchised stores had 562,000 customers at the end of the first quarter of 2016, a 2.4% decline from a year ago (revenues and customers of franchisees are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales & Lease Ownership franchisees, decreased 17.4% for the first quarter compared with the prior-year period.

Store Count
During the first quarter of 2016, four franchised Aaron's Sales & Lease Ownership stores were consolidated or closed. One franchised Aaron's Sales & Lease Ownership store was sold to a third party. There were no openings or closings of Company-operated Aaron's Sales & Lease Ownership stores.
At March 31, 2016, the Company had 1,223 Company-operated Aaron's Sales & Lease Ownership stores, 727 franchised Aaron's Sales & Lease Ownership stores, 82 Company-operated HomeSmart stores, and two franchised HomeSmart stores. The total number of stores open at March 31, 2016 was 2,034. The Company expects to close on its sale of the 82 Company-operated HomeSmart stores during the second quarter.
2016 Outlook
The guidance the Company issued on February 18, 2016 remains unchanged.
Conference Call and Webcast
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, April 29, 2016, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron's, Inc.
Headquartered in Atlanta, Aaron's, Inc. (NYSE: AAN) is a leader in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories, and currently has more than 2,000 Company-operated and franchised stores in 47 states and Canada.  Progressive Leasing, a leading virtual lease-to-own company, provides lease-purchase solutions through approximately 17,000 retail locations in 46 states. Dent-A-Med, Inc. (DAMI), d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through a federally insured bank.  Aaron's was founded in 1955, has been publicly traded since 1982 and owns the Aarons.com, ShopHomeSmart.com, ProgLeasing.com, and HELPcard.com brands. For more information, visit www.aarons.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may," "expect," "forecast," "guidance," "intend," "believe," "could," "project," "estimate," "anticipate," "should" and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the integration of the Progressive and Dent-A-Med acquisitions, the successful completion of the HomeSmart divestiture, the execution and results of our new strategy, risks related to Progressive's "virtual" lease-to-own business with which the Company may be unfamiliar, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Statements in this release that are “forward-looking” include without limitation: Aaron's projected results (including Progressive’s results) for future periods, statements on cash flow, cost and leverage reductions and strategic initiatives; and statements regarding the HomeSmart divestiture. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2016	2015
Revenues:
Lease Revenues and Fees	$741,611	$695,282
Retail Sales	10,955	11,994
Non-Retail Sales	79,305	96,037
Franchise Royalties and Fees	16,295	17,004
Interest and Fees on Loans Receivable	4,763	—
Other	1,498	1,497
Total	854,427	821,814

Costs and Expenses:
Depreciation of Lease Merchandise	348,302	315,986
Retail Cost of Sales	7,065	7,704
Non-Retail Cost of Sales	71,385	86,852
Operating Expenses	348,424	327,920
Other Operating Income, Net	(6,729)	(1,460)
Total	768,447	737,002

Operating Profit	85,980	84,812
Interest Income	421	439
Interest Expense	(6,312)	(5,969)
Other Non-Operating Expense, Net	(361)	(1,452)
Earnings Before Income Taxes	79,728	77,830

Income Taxes	30,041	28,587

Net Earnings	$49,687	$49,243

Earnings Per Share	$.68	$.68
Earnings Per Share Assuming Dilution	$.68	$.68

Weighted Average Shares Outstanding	72,634	72,517
Weighted Average Shares Outstanding Assuming Dilution	73,217	72,855

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	March 31, 2016	December 31, 2015	[1]

Cash and Cash Equivalents	$118,905	$14,942
Investments	22,108	22,226
Accounts Receivable, Net	85,203	113,439
Loans Receivable, Net	83,198	85,795
Lease Merchandise, Net	1,102,233	1,138,938
Property, Plant and Equipment, Net	220,508	225,836
Other Assets, Net	916,612	1,053,995

Total Assets	2,548,767	2,655,171

Debt	518,041	606,746
Total Liabilities	1,130,845	1,288,553

Shareholders' Equity	$1,417,922	$1,366,618

1 $3.7 million of capitalized deferred debt issuance costs were reclassified from Other Assets, Net to be a deduction from Debt as of December 31, 2015 to conform with the current period presentation upon adoption of ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs in the first quarter of 2016.

Selected Cash Flow Data
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2016	2015

Cash Provided by Operating Activities	$194,541	$224,969
Cash Provided/(Used) by Investing Activities	891	(12,354)
Cash (Used)/Provided by Financing Activities	(91,469)	(86,327)

Increase in Cash and Cash Equivalents	103,963	126,288
Cash and Cash Equivalents at Beginning of Period	14,942	3,549
Cash and Cash Equivalents at End of Period	$118,905	$129,837

Aaron's, Inc. and Subsidiaries
Revenues by Component & Segment
(In thousands)
(Unaudited)

THREE MONTHS ENDED
March 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$417,556	$306,665	$17,266	$—	$—	$—	$124	$741,611
Retail Sales	10,373	—	582	—	—	—	—	10,955
Non-Retail Sales	78,184	—	—	—	—	1,121	—	79,305
Franchise Royalties and Fees	—	—	—	—	16,295	—	—	16,295
Manufacturing Revenue	—	—	—	—	—	23,802	(23,802)	—
Interest and Fees on Loans Receivable	—	—	—	4,763	—	—	—	4,763
Other	1,338	—	—	—	—	—	160	1,498
	$507,451	$306,665	$17,848	$4,763	$16,295	$24,923	$(23,518)	$854,427

THREE MONTHS ENDED
March 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other	Consolidated Total
Lease Revenues and Fees	$427,491	$251,619	$16,172	$—	$—	$—	$—	$695,282
Retail Sales	11,391	—	603	—	—	—	—	11,994
Non-Retail Sales	95,520	—	—	—	—	517	—	96,037
Franchise Royalties and Fees	—	—	—	—	17,004	—	—	17,004
Manufacturing Revenue	—	—	—	—	—	28,289	(28,289)	—
Interest and Fees on Loans Receivable	—	—	—	—	—	—	—	—
Other	1,129	—	—	—	—	—	368	1,497
	$535,531	$251,619	$16,775	$—	$17,004	$28,806	$(27,921)	$821,814

Use of Non-GAAP Financial Information:
Non-GAAP net earnings and non-GAAP diluted earnings per share are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share each exclude $6.6 million in Progressive-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges and a $4.6 million impairment charge related to the expected HomeSmart asset sale, as well as the exclusion of $6.6 million in Progressive-related intangible amortization expense in 2015. Management believes that presenting non-GAAP net earnings and non-GAAP diluted earnings per share is useful because it provides investors with supplemental information to understand the performance of the Company without the impact of special charges that do not arise from our day-to-day operations and that can affect the comparability of our results between periods.
This press release also presents EBITDA and Adjusted EBITDA, which are supplemental measures of our performance that are not calculated in accordance with GAAP. The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company's earnings before interest, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the special charges described in the calculation of Non-GAAP net earnings above. Management believes that presenting EBITDA and Adjusted EBITDA is useful because it gives investors supplemental information to understand how management evaluates and compares the Company's underlying operating performance, including the performance of the Company’s segments, from period to period.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period, particularly for periods in which we expect growth in DAMI's loan portfolio and corresponding growth in our provisioning for future loan losses.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share and the GAAP operating income of the Company's segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended March 31,
	2016	2015
Net Earnings	$49,687	$49,243
Add Progressive-Related Intangible Amortization Expense (1)(2)	4,105	4,168
Less Gain on Sale of Building (3)	(6,899)	—
Add Retirement and Severance Charges (4)	2,295	—
Add HomeSmart Impairment (5)	2,881	—
Non-GAAP Net Earnings	$52,069	$53,411

Earnings Per Share Assuming Dilution	$.68	$.68
Add Progressive-Related Intangible Amortization Expense	.06	.06
Less Gain on Sale of Building (3)	(.09)	—
Add Retirement and Severance Charges (4)	.03	—
Add HomeSmart Impairment (5)	.04	—
Non-GAAP Earnings Per Share Assuming Dilution (6)	$.71	$.73
Weighted Average Shares Outstanding Assuming Dilution	73,217	72,855

(1)	Net of taxes of $2,482 for the three months ended March 31, 2016 calculated using the effective tax rate for the three months ended March 31, 2016.

(2)	Net of taxes of $2,420 for the three months ended March 31, 2015 calculated using the effective tax rate for the three months ended March 31, 2015.

(3)	Net of taxes of $(4,172) for the three months ended March 31, 2016 calculated using the effective tax rate for the three months ended March 31, 2016.

(4)	Net of taxes of $1,388 for the three months ended March 31, 2016 calculated using the effective tax rate for the three months ended March 31, 2016.

(5)	Net of taxes of $1,742 for the three months ended March 31, 2016 calculated using the effective tax rate for the three months ended March 31, 2016.

(6)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2016	2015
Loss Before Income Taxes	$(2,882)	$—
Add: Adjustment to Increase Allowance for Loan Losses During Period	1,652	—
Pre-tax, Pre-provision Loss	$(1,230)	$—

Aaron's, Inc. and Subsidiaries
Non-GAAP Financial Information
Three Months Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended March 31, 2016
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Earnings (Loss) Before Income Taxes	$56,578	$21,914	$(2,959)	$(2,882)	$13,119	$868	$(6,910)	$79,728
Interest Expense (Income)	1,927	5,202	221	997	—	—	(2,035)	6,312
Depreciation	7,175	1,075	612	102	313	342	3,971	13,590
Amortization	420	6,587	11	135	—	—	—	7,153
EBITDA	$66,100	$34,778	$(2,115)	$(1,648)	$13,432	$1,210	$(4,974)	$106,783
Gain on Sale of Building	$—	$—	$—	$—	$—	$—	$(11,071)	$(11,071)
Retirement Charges	—	—	—	—	—	—	3,683	3,683
HomeSmart Impairment	—	—	4,623	—	—	—	—	4,623
Adjusted EBITDA	$66,100	$34,778	$2,508	$(1,648)	$13,432	$1,210	$(12,362)	$104,018

Three Months Ended March 31, 2015
	Sales and Lease Ownership	Progressive	HomeSmart	DAMI	Franchise	Manufacturing	Other[1]	Consolidated Total
Earnings (Loss) Before Income Taxes	$59,041	$15,830	$526	$—	$13,898	$1,282	$(12,747)	$77,830
Interest Expense (Income)	1,932	5,469	240	—	—	10	(1,682)	5,969
Depreciation	7,709	454	628	—	366	382	3,443	12,982
Amortization	368	6,588	6	—	—	—	—	6,962
EBITDA	$69,050	$28,341	$1,400	$—	$14,264	$1,674	$(10,986)	$103,743

1Other segment is primarily attributable to (i) leasing space to unrelated third parties in the corporate headquarters building and (ii) several minor unrelated activities. The pre-tax losses or earnings in the Other segment are the net result of the activity mentioned above, net of the portion of corporate overhead not allocated to the reportable segments for management purposes.